Exhibit 5.1

Nicole C. Brookshire

+1 617 937 2357

nbrookshire@cooley.com

September 23, 2019

Datadog, Inc.

620 8th Avenue, 45th Floor

New York, New York 10018

Ladies and Gentlemen:

We have acted as counsel to Datadog, Inc., a Delaware corporation (the “Company”), in connection with the filing of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission covering the offering of up to (a) 37,469,190 shares of the Company’s Class B common stock, par value $0.00001 per share (the “Class B 2012 Plan Shares”), issuable pursuant to the Company’s 2012 Stock Plan, as amended, (the “2012 Plan”), and (b) 76,575,342 shares of the Company’s Class A common stock, par value $0.00001 per share (the “Class A Common Stock”), consisting of (i) 37,469,190 shares of Class A Common Stock (the “Class A 2012 Plan Shares”) issuable pursuant to the 2012 Plan, (ii) 32,381,152 shares of Class A Common Stock (the “Class A 2019 EIP Shares”) issuable pursuant to the Company’s 2019 Equity Incentive Plan (the “2019 EIP”) and (iii) 6,725,000 shares of Class A Common Stock (together with the Class B 2012 Plan Shares, the Class A 2012 Plan Shares and the Class A 2019 EIP Shares, the “Shares”) issuable pursuant to the Company’s 2019 Employee Stock Purchase Plan (together with the 2012 Plan and the 2019 EIP, the “Plans”).

In connection with this opinion, we have examined and relied upon (a) the Registration Statement and related prospectuses, (b) the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, each as currently in effect, (c) the Plans, and (d) originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below.

We have assumed the genuineness and authenticity of all documents submitted to us as originals, and the conformity to originals of all documents submitted to us as copies thereof and the due execution and delivery, other than by the Company, of all documents where due execution and delivery are a prerequisite to the effectiveness thereof. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not sought independently to verify such matters.

Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the Plans, the Registration Statement and related prospectuses, will be validly issued, fully paid, and nonassessable (except as to shares issued pursuant to certain deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).

Cooley LLP  500 Boylston Street  Boston, MA  02116-3736

t: (617) 937-2300 f: (617) 937-2400 cooley.com

Datadog, Inc.

September 23, 2019

Page Two

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

Cooley LLP

By:	/s/ Nicole C. Brookshire
Nicole C. Brookshire

Cooley LLP  500 Boylston Street  Boston, MA  02116-3736

t: (617) 937-2300 f: (617) 937-2400 cooley.com